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                        [Letterhead of Brown & Wood LLP]


                               December 22, 1999


The Addressees Listed
   on Schedule I Hereto

                  Re:   ABFS Mortgage Loan Trust 1999-4,
                        Mortgage Backed Notes, Series 1999-4

Ladies and Gentlemen:

         We have acted as special tax counsel in connection with the issuance and delivery of (x) certain mortgage backed notes denominated as ABFS Mortgage Loan Trust 1999-4, Mortgage Backed Notes, Series 1999-4, Class A-1 (the "Class A-1 Notes") Class A-2 (the "Class A-2 Notes") and Class A-3 (the "Class A-3 Notes" and, together with the Class A-1 Notes and the Class A-2 Notes, the "Notes"), pursuant to an Indenture, dated as of December 1, 1999 (the "Indenture"), by and between the ABFS Mortgage Loan Trust 1999-4 (the "Trust") and The Bank of New York, as indenture trustee (the "Indenture Trustee"), and
(y) three classes of trust certificates (the "Trust Certificates"), pursuant to a Trust Agreement, dated as of December 1, 1999 (the "Trust Agreement"), by and among First Union Trust Company, National Association, as owner trustee (the "Owner Trustee"), Prudential Securities Secured Financing Corporation, and ABFS 1999-4, Inc., as unaffiliated seller (the "Unaffiliated Seller").

         Each class of Notes will be secured by a pledge of a separate portion of the assets of the Trust. The assets of the Trust (the "Trust Estate") will consist primarily of three pools of fixed-rate, closed-end, monthly-pay, business and consumer purpose home equity loans secured by first- or second-lien mortgages or deeds of trust on residential or commercial real properties (the "Mortgage Loans"). The Class A-1 Notes will be secured by the Mortgage Loans in the first pool ("Pool I" the Class A-2 Notes will be secured by the Mortgage Loans in the second pool ("Pool II") and the Class A-3 Notes will be secured by the Mortgage Loans in the third pool ("Pool III"). Each pool will constitute a separate sub-trust of the Trust. Each class of Trust Certificates evidences the entire beneficial ownership interest in the sub-trust of the Trust consisting of the related pool of Mortgage Loans.

         As special tax counsel, we have examined such documents as we deemed appropriate for the purposes of rendering the opinion set forth below, including the following: (a) a Prospectus, dated June 23, 1999, and a Prospectus Supplement, dated December 1, 1999 (together the "Prospectus"), with respect to the Notes, (b) an executed copy of the Indenture and the exhibits

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The Addressees Listed
   on Schedule I Hereto
December 22, 1999
Page 2

attached thereto, and (c) an executed copy of the Trust Agreement and the exhibits attached thereto. Terms capitalized herein and not otherwise defined herein shall have their respective meanings as set forth in Appendix I to the Indenture.

         In rendering this opinion, we do not express any opinion concerning any law other than the Federal tax law of the United States. In addition, we do not express any opinion on any issue not expressly addressed below. In rendering this opinion, we have relied on the Code, Treasury regulations issued thereunder, as well as various judicial and administrative precedents, all of which are subject to change and any such change can be retroactively effective. We undertake no obligation to update this opinion in the event of any such changes.

         Based upon and subject to the foregoing, we are of the opinion that for Federal income tax purposes:

         1. The statements under the caption "Material Federal Income Tax Consequences" in the Prospectus are accurate and complete in all material respects.

         2.       The Notes will be treated as indebtedness.

         3. The Trust will not be classified as an association or as a publicly traded partnership taxable as a corporation or as a taxable mortgage pool.

         4. No sub-trust will be classified as an association or as a publicly traded partnership taxable as a corporation or as a taxable mortgage pool.

         This opinion is rendered as of the Closing Date, at the request of the addressees hereof, for the sole benefit of each addressee, and no other person or entity is entitled to rely hereon without our prior written consent. Copies of this opinion may not be furnished to any other person or entity, nor may any portion of this opinion be quoted, circulated or referred to in any other document, without our prior written consent.

                                              Very truly yours,

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                                   SCHEDULE I


Financial Security Assurance Inc.                     Prudential Securities Incorporated
350 Park Avenue                                       One New York Plaza
New York, New York 10022                              New York, New York 10292

Chase Bank of Texas, N.A.,                            Prudential Securities Secured Financing
   as Collateral Agent                                   Corporation
111 Fannin, 12th Floor                                One New York Plaza
Houston, Texas 77067                                  New York, New York 10292

Standard & Poor's Ratings Services                    Moody's Investors Service, Inc.
55 Water Street                                       99 Church Street
New York, New York 10041                              New York, New York 10007

American Business Credit, Inc.                        The Bank of New York,
BalaPointe Office Centre                                 as Indenture Trustee
111 Presidential Boulevard, Suite 127                 101 Barclay Street, 12 East
Bala Cynwyd, PA 19004                                 New York, New York 10286

ABFS Mortgage Loan Trust 1999-4                       First Union Trust Company, National
c/o First Union Trust Company, National                  Association, as Owner Trustee
   Association, as Owner Trustee                      One Rodney Square
One Rodney Square                                     920 King Street, Suite 102
920 King Street, Suite 102                            Wilmington, Delaware 19801
Wilmington, Delaware 19801
